Registration No. 2-69458

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
        -----------------------------------------------------------------

                       Post-Effective Amendment No. 31(1)
                                    FORM S-20

                          Registration Statement Under
                           The Securities Act of 1933
        -----------------------------------------------------------------

                    CANADIAN DERIVATIVES CLEARING CORPORATION
             (Exact name of registrant as specified in its charter)

                               800 Victoria Square
                                   P.O. Box 61
                            Montreal, Quebec H4Z 1A9
                                 (514) 871-2424
                   (Address, including zip code and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                 Alain Miquelon
               Executive Vice President and Chief Clearing Officer
                    Canadian Derivatives Clearing Corporation
                               800 Victoria Square
                                   P.O. Box 61
                            Montreal, Quebec H4Z 1A9
                                 (514) 871-3525
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              Dorsey & Whitney LLP
                        50 South Sixth Street, Suite 1500
                          Minneapolis, Minnesota 55402
                          Attention: Jonathan Van Horn
                                 (612) 340-2600

This Post-Effective Amendment No. 31 shall become effective on such date as the Securities and Exchange Commission shall determine in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

---------------
(1) Pursuant to Rule 401(e) this Post-Effective Amendment on Form S-20 amends the registrant's Registration Statement on Form S-1.

                                     PART I
PROSPECTUS                                              Registration No. 2-69458
                    CANADIAN DERIVATIVES CLEARING CORPORATION

                      Exchange Traded Put and Call Options

      This prospectus pertains to put and call options ("Puts" and "Calls," and, collectively, "Options") that may be purchased or sold in transactions on Bourse de Montreal Inc. (the "Bourse").

      The Options covered by this prospectus are issued by Canadian Derivatives Clearing Corporation (the "Corporation"). Each Option relates to a particular Underlying Interest (a security listed on a recognized Canadian securities exchange, a Canadian government bond or a Canadian stock index or sub-index). These Options are not listed or traded on any securities exchanges in the United States, although certain of the Underlying Interests are traded on one or more U.S. exchanges. Several U.S. exchanges are currently trading standardized options ("U.S. Options") relating to foreign securities that are listed on U.S. exchanges, including certain securities of Canadian issuers who have securities listed on U.S. exchanges. Certain U.S. Options relate to securities of Canadian issuers that are also Underlying Interests of the Options offered hereby. Investors may consult their U.S. brokers to determine whether such U.S. Options are available. The Options offered hereby and U.S. Options are not interchangeable and, although the terms and procedures applicable to the Options and to U.S. Options are similar, they are not identical in all respects. There may be additional risks for U.S. investors that buy or sell Options as the result of trading in a foreign market in a foreign currency.

      An options disclosure document entitled "The Characteristics and Risks of Listed Canadian Options" containing a description of the risks of options transactions is required to be furnished to option investors by their brokers. Copies of the options disclosure document can also be obtained without charge from the Corporation upon request or via the Corporation's internet web site at the address: http://www.cdcc.ca. The financial statements and certain additional information included in Part II of the registration statement filed by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended, and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission's internet website at the address: http://www.sec.gov.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BOTH THE PURCHASE AND WRITING OF OPTIONS MAY INVOLVE SPECULATIVE RISKS, WHICH ARE NOT SUITABLE FOR MANY INVESTORS.

                The date of this Prospectus is April ___ , 2009.

      Both the purchase and writing of Options involve a high degree of risk and are not suitable for many investors. Such transactions should be entered into only by investors who have read and understand the options disclosure document, "The Characteristics and Risks of Listed Canadian Options", and who understand the nature and extent of their rights and obligations and are aware of the risks involved. In addition, U.S. investors may face certain difficulties in seeking to avail themselves of various remedies under United States or Canadian securities laws (see "Risks of Trading in Canadian Securities").

      No person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Corporation or the Bourse. This prospectus does not constitute an offer to sell Options in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer. Options will only be sold in Florida by dealers registered with the Department of Banking and Finance. The delivery of this prospectus does not imply that the information herein is correct as of any time subsequent to its date.

      Notice to Florida Residents: The Options were initially registered for sale to Florida residents on July 1, 1997 and are currently registered in Florida.

      Notice to Nebraska Residents: Options will only be sold in Nebraska by broker-dealers registered with the Nebraska Department of Banking and Finance. In addition, as a condition to the Nebraska securities registration covering the Options, only the following Options may be sold to Nebraska residents pursuant to such registration:

      (i) Options on securities issued or guaranteed by Canada, any Canadian province, any political subdivision of any such province or any agency or corporate or other instrumentality of one or more of the foregoing;

      (ii) Options on securities that are listed on (or equal in seniority with or senior to securities that are listed on) the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and

      (iii) Index Options.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

RISKS OF TRADING IN CANADIAN SECURITIES........................................1

THE CORPORATION................................................................1

DESCRIPTION OF OPTIONS.........................................................2

         General...............................................................2
         Styles of Options.....................................................3
         Certificateless Trading...............................................3

OBLIGATIONS OF THE CORPORATION.................................................3

         Acceptance and Rejection of Transactions by the Corporation...........3
         Exercise of Options...................................................4
         Assignment of Exercise Notices........................................5
         Delivery of Underlying Interests......................................5
         Remedies..............................................................6

THE BACK-UP SYSTEM.............................................................6

         The Clearing Member's Minimum Capital Requirements....................7
         The Clearing Member's Margin Deposits.................................7
         The Corporation's Lien................................................8
         The Clearing Fund.....................................................8

ADDITIONAL INFORMATION.........................................................9

FINANCIAL STATEMENTS..........................................................10

LEGAL OPINIONS................................................................10

EXPERTS.......................................................................10

                     RISKS OF TRADING IN CANADIAN SECURITIES

      The Corporation is incorporated under the laws of Canada and all of the Corporation's assets are outside of the United States. In addition, all of the Corporation's directors and officers and the persons named as experts in this prospectus are residents of Canada. Consequently, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them or the Corporation judgments of courts of the United States predicated upon civil liabilities under the United States securities laws. There is substantial doubt as to the enforceability in Canada in original actions or in actions for enforcement of judgments of the United States courts for liabilities predicated solely upon such laws.

      Although the Corporation, the Bourse and its members are subject to regulation by governmental authorities of various provinces of Canada, they are not subject to the regulatory jurisdiction of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act"), except for certain members that may be subject to regulation under the 1934 Act by virtue of their activities conducted in the United States. Therefore, although U.S. investors may be able to avail themselves of remedies under the 1934 Act as against their U.S. brokers, these remedies will generally not be available to U.S. investors as against the Corporation, the Bourse and most brokers in Canada. Although certain remedies may be available to U.S. investors and U.S. brokers as against Canadian persons under applicable provisions of certain Canadian securities laws, including the Securities Act (Ontario) and the Securities Act (Quebec), it may be necessary to commence legal actions in Canadian courts in order to seek relief under these laws. Further, where a Canadian broker has no direct relationship with a U.S. customer but simply acts as a correspondent of the customer's U.S. broker, the U.S. customer may be unable to assert any rights directly against the Canadian broker. However, U.S. brokers which do have a direct relationship with Canadian brokers may not suffer the same disability. As a practical and legal matter, it may be difficult or impossible for U.S. investors or U.S. brokers to assert any rights under either U.S. or Canadian law as against Canadian persons involved in the handling of Options transactions.

      Although the constitutions and rules of the Bourse are similar to the constitutions and rules of U.S. exchanges, there are differences.

                                THE CORPORATION

      The Corporation serves as the issuer of every outstanding Option traded on the Bourse and bears the primary obligation to perform upon the exercise of an Option. In addition, the Corporation acts as the clearing facility through which the settlement of Options transactions effected on the Bourse is made.

      The Corporation was incorporated under the laws of Canada on September 29, 1974 as "The Canadian Clearing Corporation For Options Limited". The Corporation was also known as "Trans Canada Options Inc." before changing its name to its present name, Canadian Derivatives Clearing Corporation, in 1996.

      The Corporation was formed for the purpose of acting as the issuer and primary obligor of, and as the clearing facility for transactions in, options traded on the Toronto Stock Exchange


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

("TSX"). After acquiring The Montreal Options Clearing Corporation in 1977, the Corporation served as the issuer and primary obligor of, and as the clearing facility for, transactions in options traded on the Bourse, the TSX and the Vancouver Stock Exchange ("VSE").

      In 1999, the Alberta Stock Exchange ("ASE"), the Bourse, the TSX and the VSE agreed to a restructuring of the Canadian equities and derivatives markets in which the ASE and the VSE were combined to create a single junior equities market, all senior equities were transferred to the TSX and the Bourse became the exclusive Canadian exchange for exchange-traded derivative products, comprising any type of option and futures contracts, including options and futures on index participation units. As part of this restructuring program, the shares in the Corporation held by the TSX were transferred to the Bourse, effective March 31, 2000. The Bourse has been sole shareholder of the Corporation since the restructuring.

      In 2008, the Bourse became, through a series of amalgamations, a direct subsidiary of TMX Group Inc. TMX Group Inc. also controls the TSX, which is the marketplace for senior equities in Canada, and the TSX Venture Exchange, which is the marketplace for junior equities in Canada.

      The Board of Directors of the Corporation is comprised of seven members, of which four are independent directors. An "independent director" is a director who is not a member of the Corporation (or an associated person of a member) or an officer or employee of the Corporation or the Bourse. The non-independent directors include two directors of the Bourse and the Corporation's ExecutiveVice President and Chief Clearing Officer.

      The principal office of the Corporation is located at 800 Victoria Square, Montreal, Quebec H4Z 1A9. The Corporation also has an office located at 65 Queen Street West, Suite 700, Toronto, Ontario M5H 2M5.

                             DESCRIPTION OF OPTIONS

General

      The securities covered by this prospectus are Put and Call Option contracts that may be purchased and sold in transactions on the Bourse. The Options are issued by the Corporation and each Option relates to a particular Underlying Interest. A Call Option gives the holder the right to purchase a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time. A Put Option gives the holder the right to sell a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time. The Underlying Interests are either (i) in the case of "Equity Options", equity securities listed on a recognized Canadian securities exchange, (ii) in the case of "Bond Options", Canadian government bonds or (iii) in the case of "Index Options", various Canadian stock indices and sub-indices. A list of the Underlying Interests and details of the terms of Options that are traded on the Bourse may be obtained from the Corporation, from the Bourse or from a Clearing Member of the Bourse.

      In the case of Equity Options and Bond Options, subject to certain limitations, the Clearing Member acting on behalf of a holder of a Call Option has the right to purchase from the


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

Corporation, and the Clearing Member acting on behalf of a holder of a Put Option has the right to sell to the Corporation, the Underlying Interest covered by the Option at the exercise price at any time prior to the expiration of the Option. In the case of Index Options, subject to certain limitations, Options give the Clearing Member acting on behalf of a holder the right to receive a cash Exercise Settlement Amount. In the case of an Index Call Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Call Option is less than the settlement value of the underlying index on the expiration date, multiplied by 100. In the case of an Index Put Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Put Option exceeds the settlement value of the underlying index on the expiration date, multiplied by 100.

      Detailed information concerning the rights and obligations of holders and writers of Options and the risks associated with Options transactions is contained in an options disclosure document entitled "The Characteristics and Risks of Listed Canadian Options" prepared by the Corporation and filed with the Securities and Exchange Commission. Brokers are required to furnish the options disclosure document to their Options customers. Copies of the options disclosure document can also be obtained without charge from the Corporation upon request or via the Corporation's internet web site at the address: http://www.cdcc.ca.

Styles of Options

      The Options issued by the Corporation are classified as either American-style Options or European-style Options. The difference between the two styles of Options is their applicable exercise periods. American-style Options may be exercised at any time between their purchase and expiration. European-style Options may generally be exercised only during a specified period immediately prior to their expiration. At this time, all Equity Options and Bond Options are American-style Options and all Index Options are European-style Options. Index Options are currently exercisable only at expiration.

Certificateless Trading

      Certificates for Options will not be issued by the Corporation to evidence the issuance of Options. The ownership of Options is evidenced by the confirmations and periodic statements which customers receive from their brokers and which show each Put or Call held or written, the Underlying Interest and the number of shares of other units thereof subject to the Option, the exercise price and the expiration month.

                         OBLIGATIONS OF THE CORPORATION

      The obligations of the Corporation to its Clearing Members, acting on behalf of holders and writers of Options, are addressed in the Corporation's by-laws and rules, copies of which may be obtained in the manner described below under "Additional Information." The following is a brief summary of some, but not all, of those obligations and is qualified in its entirety by the provisions of the by-laws and rules themselves.

Acceptance and Rejection of Transactions by the Corporation

      An Option transaction is automatically accepted by the Corporation if it is included in the Corporation's summary of completed trades and if the premium has been paid. From the point of view of the Corporation, the premium for an Option purchased in a customer account is deemed to be paid only when the buyer's Clearing Member has paid its total net premium obligations to the Corporation for all Options purchased through that Clearing Member's account with the Corporation. If the Clearing Member does not make this payment, the Corporation may reject the transaction, notwithstanding that the customer may have paid the premium to his broker. The Corporation intends to reject all opening purchase transactions in which the premium is not paid, except when it determines that it has available adequate liquid assets of the defaulting Clearing Member to meet that Clearing Member's obligations to the Corporation. The Corporation also intends to reject closing purchase transactions in which the premium is not paid if the position being closed out is margined at the Corporation by the deposit of the Underlying Interest or an escrow receipt in respect thereof, and the Corporation intends to accept all closing purchase transactions where cash margin may be utilized to pay the premium.

      If a transaction is rejected for nonpayment of the premium, the Corporation will promptly notify the writer's Clearing Member. The writer will then have the remedies available under the Rules of the Corporation as well as the Rules of the Bourse.

Exercise of Options

      The exercise of an Option - whether a Put or a Call - takes place only through the Corporation by the timely submission of an exercise notice to the Corporation by the Clearing Member acting on behalf of the exercising holder. This means that a holder of an Option may only exercise it through the broker handling the account in which the Option is held who, if not itself the Clearing Member, must forward the exercise notice to the Clearing Member. If an Option is not properly exercised prior to its expiration, it will become worthless.

      In order to exercise an outstanding Option, the Clearing Member must submit an exercise notice in acceptable form to the Corporation not later than the expiration time of the Option. The expiration time should not be confused with the broker's cut-off time for exercising Options. Generally, in order to exercise an Option, a holder must so instruct his or her broker to exercise an Option prior to the broker's cut-off time for accepting exercise instructions (which will be earlier than the expiration time). Different brokers may have different cut-off times for accepting exercise instructions from holders and those cut-off times may be different for different types of Options. Customers must consult with their brokers to determine the applicable cut-off times for accepting exercise instructions.

      The Corporation assumes no responsibility for the timely or proper tender to it of exercise notices by Clearing Members. The failure of a Clearing Member (or of any broker) to transmit an exercise notice within the required time or in proper form will not result in any obligation on the part of the Corporation, although, depending on the circumstances, the Clearing Member or broker responsible for the failure may be liable.

      Every tender of an exercise notice to the Corporation is irrevocable. Upon the proper and timely tender of an exercise notice, the exercising Clearing Member acting on behalf of a holder will be under a contractual obligation to pay the exercise price for the Underlying Interest (in the case of a Call) or to deliver the Underlying Interest (in the case of a Put) on the settlement date, even though the Underlying Interest may change in value after the exercise notice has been tendered. When a Call is exercised, the exercising Clearing Member acting on behalf of a holder becomes subject to all of the risks of a holder of the Underlying Interest and to the applicable margin requirements.

Assignment of Exercise Notices

      The Corporation assigns each effective exercise notice that it receives to a Clearing Member acting on behalf of a writer of an Option having the same terms as the exercised Option. This Clearing Member is then obligated to sell (in the case of a Call) or purchase (in the case of a Put) the Underlying Interest represented by the Option against payment of the exercise price, or, in the case of an Index Option, to pay the Exercise Settlement Amount.

      The Corporation assigns any exercise notice properly received by it before 5:30 p.m. on any business day prior to the expiration date, or before the expiration time on the expiration date, as of the day of receipt. The Corporation randomly assigns each exercise notice to a Clearing Member whose account with the Corporation reflects the writing of an Option of the same series as the exercised Option.

      If the Corporation assigns an exercise notice to a Clearing Member, that Member is required to reassign the exercise notice to a customer maintaining a position as a writer in its account with the Clearing Member, or to a broker who has cleared a writing transaction through the Clearing Member.

Delivery of Underlying Interests

      In the case of Equity Options and Bond Options, the Clearing Member to whom an exercise notice with respect to a Call Option is assigned or the Clearing Member who is exercising the Put is required to deliver the Underlying Interest in good deliverable form (as defined in the rules of the Corporation and the rules of the Bourse) against the payment of the exercise price. Transactions in Underlying Interests arising from exercise notices will be cleared through the systems used for settlement of transactions in such Underlying Interests.

      Upon the exercise of an Index Option, the Exercise Settlement Amount is credited to the exercising Clearing Member's account with the Corporation and charged to the account of the assigned Clearing Member. In the unlikely event that an out-of-the-money Option were to be exercised, the Exercise Settlement Amount would be negative and the flow of funds would be reversed.

      For Equity Options and Bond Options, the obligations of the Corporation are discharged upon delivery of the Underlying Interest to the Clearing Member representing the exercising holder (in the case of a Call) or the assigned writer (in the case of a Put). For Index Options, the Corporation's obligations are discharged when the Exercise Settlement Amount is credited to the account of the exercising Clearing Member. The Corporation will have no responsibility if the Clearing Member should subsequently fail to deliver the Underlying Interest or Exercise Settlement Amount to the exercising holder, or the assigned writer, as the case may be.

Remedies

      If, following the exercise and assignment of an Option, the Clearing Member required to make delivery fails to complete such delivery by the settlement date, such Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect delivery or otherwise settle with the receiving Clearing Member. Without limiting the generality of the foregoing, the Corporation may acquire and deliver the Underlying Interest on the open market, enter into an agreement with the receiving Clearing Member and the delivering Clearing Member relating to the failed delivery and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that Clearing Members' obligations are fulfilled and any such action shall constitute an obligation of the delivering Clearing Member. In the event that the purchase of the undelivered Underlying Interest at the best available market for the account of the receiving Clearing Member exceeds the exercise price, the defaulting delivering Clearing Member shall be liable for and shall promptly pay to the Corporation or the receiving Clearing Member, as the case may be, the amount of such difference.

      If the receiving Clearing Member required to receive the Underlying Interest fails to receive, or fails to pay the exercise price for, all the Underlying Interest delivered to it in good deliverable form in fulfillment of an exercised Option, and such failure shall continue beyond 1:45 p.m. on the settlement date, the receiving Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect payment to, or otherwise settle with, the delivering Clearing Member. Without limiting the generality of the foregoing, the Corporation or the delivering Clearing Member may, upon notice to the defaulting receiving Clearing Member and, if such action is taken by the delivering Clearing Member, to the Corporation, sell out in the best available market, for the account and liability of the defaulting receiving Clearing Member, all or any part of the undelivered Underlying Interest and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that the Clearing Members' obligations are fulfilled and any such action shall constitute an obligation of the receiving Clearing Member. Notice of any deficiency arising from such sell-out shall be submitted immediately to the Corporation and the defaulting receiving Clearing Member. The defaulting receiving Clearing Member shall pay promptly, and in any event prior to 10:00 a.m. on the business day following the day on which the sell-out is executed, to the delivering Clearing Member the difference, if any, between the exercise price and the price at which such Underlying Interest was sold out.

      If a party to an Index Option exercise is suspended or fails to pay the Exercise Settlement Amount, there is no underlying security to be bought in or sold out by the other party. Accordingly, the Corporation is substituted for the defaulting Clearing Member and is obligated to pay or receive the Exercise Settlement Amount in due course on its behalf.

                               THE BACK-UP SYSTEM

      The settlement procedures of the Corporation are designed so that for every outstanding Option there will be a writer, and a Clearing Member representing the writer (unless the Clearing Member is also the writer), of an Option of the same series who has undertaken to perform the obligations of the Corporation in the event an exercise notice for the Option is assigned to it. As a result, no matter how many Options of a particular series may be outstanding at any time, there will always be a group of writers of options of the same series who, in the aggregate, have undertaken to perform the Corporation's obligations with respect to such Options.

      Once an exercise notice for an Option is assigned to a particular Clearing Member representing a writer, that Clearing Member is contractually obligated to deliver the Underlying Interest (in the case of a Call), to pay the exercise price (in the case of a Put) or to pay the Exercise Settlement Amount (in the case of an Index Option) in accordance with the terms of the Option. This contractual obligation of the Clearing Member representing the writer is secured by the securities or other margin which the Clearing Member representing the writer is required to deposit with the Corporation.

      The Clearing Member representing the writer is also obligated, whether or not its customer performs, to perform the writer's obligations on an assigned Option. As described below, standing behind a Clearing Member's obligations are the Clearing Member's minimum capital requirements, the Clearing Member's margin deposits with the Corporation, the Corporation's lien or pledge on certain of the Clearing Member's assets and the clearing fund. Neither the Bourse nor any approved participant of the Bourse (except as such approved participant may be the writer or a Clearing Member or a broker representing the writer to whom an exercise notice has been assigned) has an obligation for the performance of any Option upon the exercise thereof.

The Clearing Member's Minimum Capital Requirements.

      A Clearing Member must be either (i) a member of an exchange recognized by a Canadian province or (ii) a bank to which the Bank Act (Canada) applies. Clearing Members that are members of a recognized Canadian exchange must maintain the minimum capital requirements pursuant to the regulations of the Investment Dealers Association of Canada or of the exchange of which it is a member and the minimum capital requirements set by the regulations under applicable securities legislation. Clearing Members that are banks subject to the Bank Act (Canada) must meet either (a) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time under the Bank Act (Canada) and the regulations thereto, or (b) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time by the Canadian Office of the Superintendent of Financial Institutions.

      Although the Corporation and the Bourse seek to achieve compliance with the minimum capital requirements by their respective members, including Clearing Members, neither the Corporation nor the Bourse is liable for any damages suffered as a result of any Clearing Member's failure to comply with its minimum capital requirements.

The Clearing Member's Margin Deposits.

      Each Clearing Member is required, with respect to each Option for which it represents the writer, either, in the case of a Call, to deposit the Underlying Interest represented by the Option (or, in certain cases, a security exchangeable for or convertible into the Underlying

Interest, herein referred to as the "other security") or, in the case of a Call or a Put, to deposit and maintain specified margin with the Corporation. The deposit of the Underlying Interest (or other security) is made electronically within a central securities depository to the Corporation. For this purpose, the Corporation has pledging arrangements with The Canadian Depository for Securities and The Depository Trust Company. Clearing Members may also file with the Corporation put guarantee letters issued by approved financial institutions. A put guarantee letter is a representation by the issuing financial institution to the Corporation that a customer's securities are held in safe custody to the order of the Corporation. Although the Corporation has no reason to believe that any approved financial institution or depository will not promptly deliver the Underlying Interest in accordance with the terms of its agreement with the Corporation, there can be no assurances that a financial institution or depository will not default under the terms of such agreement, and a default could adversely affect the Corporation's ability to perform its obligations as the issuer of Options.

      The Clearing Member must maintain with the Corporation a margin deposit in an amount prescribed by the Corporation. The Clearing Member may maintain such margin in the form of cash, securities issued or guaranteed by the government of Canada, bank letters of credit, bankers' acceptances or valued securities. The Corporation may from time to time accept other forms of margin deposit in accordance with its operating policies then in effect.

      If an exercise notice has been assigned to a Clearing Member in respect of an Option held in a short position, it is required (in the event that the Underlying Interest represented by the Option has not been deposited) to maintain margin with the Corporation with respect to the assigned Option in an amount prescribed by the Corporation.

      The Corporation is authorized to require any Clearing Member to deposit higher margins at any time in the event it deems such action necessary and appropriate in the circumstances to protect the interests of the other Clearing Members, the Corporation or the public.

The Corporation's Lien.

      In the event that a Clearing Member defaults in its obligations under the Corporation's rules respecting the fulfillment of any Options contract, the securities (including customers' securities), margin, clearing funds and other funds deposited by such Clearing Member (and, where required, clearing funds deposited by other Clearing Members) with or to the order of the Corporation may be applied by the Corporation to fulfill such Clearing Member's obligations. The proceeds from the securities of a customer of a Clearing Member may be used only to satisfy the obligations of such Clearing Member relating to its customer accounts.

The Clearing Fund.

      Upon acceptance as a Clearing Member of the Corporation, each Clearing Member must maintain a minimum amount of assets at all times in a clearing fund maintained by the Corporation. For those Clearing Members admitted to clear Options, the minimum deposit is $25,000. Thereafter, the amount of each member's Clearing Fund deposit will vary depending upon the member's level of uncovered residual risk, but in no event will decline below the minimum deposit. All Clearing Fund deposits must be made in cash or by the deposit of securities issued or guaranteed by the government of Canada and approved by the Corporation.

      If a Clearing Member fails to discharge any obligation to the Corporation, that Clearing Member's clearing fund deposit may be applied to the discharge of that obligation. If there is a deficiency in its clearing fund deposit, the Clearing Member is liable to the Corporation for the full amount of that deficiency. If a Clearing Member's obligation to the Corporation exceeds its total clearing fund deposit, the amount of the deficiency will be charged pro rata by the Corporation against all other Clearing Members' deposits to the clearing fund. Whenever any amount is paid out of the clearing fund as a result of any such pro rata charge, every other Clearing Member is required promptly to make good any deficiency in its own deposit resulting from such payment. However, no Clearing Member is required to pay more than an additional 100% of the amount of its prescribed clearing fund deposit if: (a) within three business days following the pro rata charge it notifies the Corporation that it is terminating its membership and closes out or transfers all of its clearing positions; (b) no opening transactions are submitted for clearance through any of the Clearing Member's accounts after the giving of such notice; and (c) the Clearing Member closes out or transfers all of its open positions as promptly as practicable after the giving of such notice.

      Clearing Members' deposits to the clearing fund may be applied to the discharge of any of their obligations to the Corporation, including obligations arising from transactions on an exchange accepted for clearance by the Corporation, or the assignment of Option exercise notices. The Clearing Fund is not a general indemnity fund available to other persons (whether or not they are customers of a Clearing Member) for the payment of any other obligation.

      The Corporation will also have available its own assets in the event that the clearing fund is deficient. However, the assets of the Corporation are limited.

                             ADDITIONAL INFORMATION

      Important information regarding the risks and uses of Options is contained in the options disclosure document prepared by the Corporation entitled "The Characteristics and Risks of Listed Canadian Options" referred to above under the caption "Description of Options -- General." Brokers are required to furnish the options disclosure document to their customers. Copies of the options disclosure document can also be obtained without charge from the Corporation via the Corporation's internet web site at the address: http://www.cdcc.ca.

      This prospectus contains a brief description of the rights and obligations of holders and writers of Options summarized from provisions of the by-laws and rules of the Corporation and the rules of the Bourse as in effect on the date of this prospectus. These documents may be inspected at the Montreal and Toronto offices of the Corporation, and at the offices of the Bourse. In addition, the rules and bylaws of the Corporation are available electronically at the Corporation's internet web site at the address: http://www.cdcc.ca. The rules of the Bourse are available electronically at the Bourse's internet website at the address: http://www.m-x.ca.

      This prospectus forms part of a registration statement filed with the Securities and Exchange Commission by the Corporation registering the offer and sale of Options under the

U.S. Securities Act of 1933, as amended. Information regarding the Corporation not included in this prospectus but filed with the Securities and Exchange Commission as Part II of the Corporation's registration statement and the exhibits filed with the registration statement can be obtained without charge
(i) from the Corporation upon request or (ii) from the Securities and Exchange Commission's internet website at the address: http://www.sec.gov.

                              FINANCIAL STATEMENTS

      There are set forth in Part II of the Corporation's registration statement: audited consolidated balance sheets of the Corporation as at December 31, 2008 and 2007; and audited consolidated statements of earnings and comprehensive income, retained earnings and cash flows for each of the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006.

      All dollar amounts in the following financial statements are expressed in Canadian dollars. A floating exchange rate determines the value of the Canadian dollar against the U.S. dollar. That exchange rate is published daily in the financial section of most major newspapers.

      A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation's back-up system rather than its assets to stand behind the Corporation's obligations in respect of the Options that it issues.

      Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montreal and Toronto offices of the Corporation and at the offices of the Bourse without charge.

                                 LEGAL OPINIONS

      The Corporation's general counsel has given its opinion that the Options covered by this prospectus have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

                                    EXPERTS

      The consolidated financial statements of the Corporation as of December 31, 2008 and December 31, 2007 and for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 are included in Part II of the Corporation's registration statement and have been audited by KPMG LLP, Chartered Accountants, as stated in their report included therein. Such consolidated financial statements have been so included in reliance upon the report of KPMG LLP, given upon authority of KPMG LLP as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 4. Directors and Executive Officers

      As of the date of this Post-Effective Amendment, the Board of Directors of Canadian Derivatives Clearing Corporation (the "Corporation") consists of seven Directors. None of the Directors of the Corporation serves as a director for any company that has a class of securities registered under or is otherwise subject to the Securities Exchange Act of 1934, as amended, or for any company that is registered as an investment company under the Investment Company Act of 1940, as amended.

      As of the date of this Post-Effective Amendment, the Directors of the Corporation are as follows:

                                    Directors

Name:                              Age:     Position with the Corporation:      Director Since:
-----                              ----     ------------------------------      ---------------
Marie-Claude Beaulieu                43     --                                       2003

Luc Bertrand                         54     --                                       2000

Peter Copestake                      54     --                                       2003

Stephen J. Elgee                     50     --                                       2006

Thomas A. Kloet                      50     --                                       2008

Alain Miquelon                       41     Executive Vice President and Chief       2009
                                            Clearing Officer

Claude Turcot                        54     --                                       1999

      As of the date of this Post-Effective Amendment, the Executive Officers of the Corporation are as follows:

                               Executive Officers

Name:                Age:     Office:                                    Officer Since:
-----                ----     -------                                    --------------
Lara Krivokucha        40     Director, Risk Management                        2002

Melanie Meunier        34     Assistant Secretary                              2007

Alain Miquelon         41     Executive Vice President, Chief Clearing         2007
                              Officer and Treasurer

Roger G. Warner        51     Director, Operations                             1995

      The principal occupations of the Directors and Executive Officers of the Corporation are now and during the past five years have been as follows:

      Dr. Marie-Claude Beaulieu is professor of finance at the Universite Laval. She obtained her Ph.D. from Queen's University in 1994 and has been associated with Laval ever since, being promoted to full professor in 2002. Dr. Beaulieu is a fellow of an interuniversity public policy research centre (Centre de recherche sur le risque, les politiques economiques et l'emploi), and has published numerous academic papers in finance.

      Mr. Luc Bertrand has been President and Chief Executive Officer of Bourse de Montreal Inc., the Canadian Derivatives Exchange, since March 2000. He has been on the Executive Committee of the Bourse since 1998 and has been on its Governing Committee and Board of Directors since 1992. In March 2009, Mr. Bertrand announced his resignation from the Bourse, effective June 30, 2009. Mr. Bertrand also serves as Vice Chairman of the board of directors of the Boston Options Exchange Group LLC. Mr. Bertrand was formerly Vice President and Managing Director, Institutional Sales, National Bank Financial Inc., an investment dealer. From 1993 to 1996, he was Partner, Executive Vice President and Resident Director (Quebec), of Deacon Capital Corporation, a Canadian securities dealer.

      Mr. Peter Copestake is the Executive in Residence at the Queen's University School of Business. Mr. Copestake served as Senior Vice President and Treasurer of Manulife Financial Corporation, a Canadian-based financial services group, from October 1999 to April 2007. Over the past 25 years, and prior to joining Manulife, Mr. Copestake has held a variety of senior treasury management positions at Canadian chartered banks, and as a regulator in the Canadian Federal Department of Finance.

      Mr. Stephen J. Elgee has been the President of Faversham Holdings Inc., a financial services consulting firm, since March 2006. Prior to that, he held a variety of positions at BMO Nesbitt Burns, an investment dealer, culminating in his appointment as an Executive Managing Director in 1995. Mr. Elgee also served as a director of the Bourse from 2001 to 2008.

      Mr. Thomas A. Kloet has been Chief Executive Officer of TMX Group Inc. and TSX Inc. since July 2008. TMX Group Inc. (TMX) is a holding company, and TMX's key subsidiaries operate cash and derivative markets for multiple asset classes including equities, fixed income and energy. Toronto Stock Exchange, TSX Venture Exchange, Montreal Exchange, Natural Gas

Exchange, Boston Options Exchange (BOX), Shorcan, Equicom and other TMX companies provide trading markets, clearing facilities, data products and other services to the global financial community. Prior to that he was Senior Executive Vice President and Chief Operating Officer of the American Zone for Fimat and its successor, Newedge Group Inc. (Newedge) since 2003. Newedge offers global, multi-asset brokerage services on a range of listed and OTC derivatives and securities. Prior to that he was the Chief Executive Officer and Executive Director, Singapore Stock Exchange Limited from 2000 to 2002. Previously, Mr. Kloet was Senior Managing Director for ABN AMRO, Inc., the US investment banking unit of ABN AMRO Bank, N.V. Previous to ABN AMRO, Mr. Kloet served as Chief Operating Officer at Credit Agricole Futures Inc. in Chicago and as an executive officer of its parent, Segespar Capital Members, Inc.

      Ms. Lara Krivokucha has been Director, Risk Management of the Corporation since March 2002. From 1997 to 2002 she was Vice President, Credit Risk Management, at Deutsche Bank, an international investment bank. From 1996 to 1997, Ms. Krivokucha was Vice President, Credit Risk Management, at Bear Stearns, an international investment bank.

      Ms. Melanie Meunier has been Assistant Secretary of the Corporation since July 2007. Ms. Meunier has served as Legal Counsel to the Bourse since February 2003 and as Assistant Corporate Secretary of the Bourse since July 2007.

      Mr. Alain Miquelon has been the Treasurer of the Corporation since October 2007 and was named Executive Vice President and Chief Clearing Officer of the Corporation on an iterim basis in February 2009. Mr. Miquelon has served as Executive Vice President and Head of Strategic Development of the Bourse since August 2007 and as Chief Financial Officer of the Bourse since October 2007. From December 2004 to February 2007, Mr. Miquelon was Chief Operating Officer of Mediagrif Interactive Technologies, an operator of e-business networks and provider of e-business solutions. From January 2000 to December 2004, Mr. Miquelon was Executive Vice President and Chief Financial Officer of Mediagrif Interactive Technologies.

      Mr. Claude Turcot is Senior Vice President, Quantitative Management and a Director of Standard Life Investments, Inc., a provider of investment management services. Mr. Turcot has been associated with and has held various positions with the company (formerly Standard Life Portfolio Management Ltd.) since 1988.

      Mr. Roger G. Warner has been Director, Operations of the Corporation since March 2000. Mr. Warner served the Corporation as Project Manager for Year 2000 issues from March 1998 to March 2000 and as Director, Information Technology from January 1995 to March 1998. From May 1992 to January 1995, he was Manager, Information Systems of the Corporation.

Item 5. Legal Proceedings.

      None.

Item 6. Legal Opinions and Experts.

                                 LEGAL OPINIONS

      The general counsel of the Corporation has given its opinion that the Options covered by this Post-Effective Amendment have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

                                     EXPERTS

      The consolidated financial statements of the Corporation included in this Post-Effective Amendment as of December 31, 2008 and December 31, 2007 and for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 have been audited by KPMG LLP, Chartered Accountants, as stated in their report included herein. Such consolidated financial statements have been so included in reliance upon the report of KPMG LLP given upon authority of KPMG LLP as experts in accounting and auditing.

Item 7. Financial Statements.

      There are set forth below: audited consolidated balance sheets of the Corporation as of December 31, 2008 and December 31, 2007 and audited consolidated statements of earnings and comprehensive income, retained earnings and cash flows for each of the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006.

      A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation's back-up system rather than its assets to stand behind the Corporation's obligations in respect of the Options that it issues.

      Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montreal and Toronto offices of the Corporation and at the Bourse without charge.

Item 8. Undertakings.

      The undersigned registrant hereby undertakes to file a post-effective amendment, not later than 120 days after the end of each fiscal year subsequent to that covered by the financial statements presented herein, containing financial statements meeting the requirements of Regulation S-X and the supplementary financial information specified by Item 12 of Regulation S-K.

      The undersigned registrant hereby undertakes not to issue, clear, guarantee or accept any security registered herein until there is a definitive options disclosure document meeting the requirements of Rule 9b-1 of the Securities Exchange Act of 1934 with respect to the class options.

                              FINANCIAL STATEMENTS

                                                                       Page:
Auditors' Report                                                       II-7

Balance Sheets as of December 31, 2008 and 2007                        II-8

Statements of Earnings and Comprehensive Income
for the Years Ended December 31, 2008, 2007 and 2006                   II-9

Statements of Retained Earnings for the Years Ended
December 31, 2008, 2007 and 2006                                       II-10

Statements of Cash Flows for the Years
Ended December 31, 2008, 2007 and 2006                                 II-11

Notes to Financial Statements                                          II-12

      Financial Statements of

      CANADIAN DERIVATIVES
      CLEARING CORPORATION

      Years ended December 31, 2008, 2007 and 2006

[KPMG LOGO]

         KPMG LLP                           Telephone   (514) 840-2100
         Chartered Accountants              Fax         (514) 840-2187
         600 de Maisonneuve Blvd. West      Internet    www.kpmg.ca
         Suite 1500
         Tour KPMG
         Montreal Quebec  H3A 03A

AUDITORS' REPORT

To the Board of Directors of Canadian Derivatives Clearing Corporation

We have audited the accompanying balance sheets of Canadian Derivatives Clearing Corporation (the "Corporation") as at December 31, 2008 and 2007, and the statements of earnings and comprehensive income, retained earnings and cash flows for the years ended December 31, 2008, 2007 and 2006. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as at December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008, 2007 and 2006 in conformity with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from United States generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in note 13 to the financial statements.

/s/ KPMG LLP

Chartered Accountants

Montreal, Canada

January 19, 2009, except for note 13, which is as at March 20, 2009

*CA Auditor permit no 8821   KPMG LLP is a Canadian limited liability
                             partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG
                             International, a Swiss cooperative. KPMG Canada provides services to KPMG LLP.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Balance Sheets

December 31, 2008 and 2007
(in thousands of dollars)

================================================================================
                                                              2008         2007
--------------------------------------------------------------------------------

Assets

Current assets:
   Cash and cash equivalents                            $    6,588   $      134
   Temporary investments (note 2)                           10,873       10,497
   Receivables                                                 857        1,022
   Daily settlements due from clearing members              49,214       23,817
   Clearing members' cash margin deposits (note 3)         425,385          492
   Clearing fund cash deposits (note 3)                     22,713       22,949
   Prepaid expenses                                             46           65
   -----------------------------------------------------------------------------
                                                           515,676       58,976

Capital assets (note 4)                                        708          766
Income taxes receivable                                         73           --
Future income taxes (note 5)                                   762        1,049

--------------------------------------------------------------------------------
                                                        $  517,219   $   60,791
================================================================================

Liabilities and Shareholder's Equity

Current liabilities:
   Accounts payable and accrued liabilities             $      686   $      765
   Daily settlements due to clearing members                49,214       23,817
   Clearing members' cash margin deposits (note 3)         425,385          492
   Clearing fund cash deposits (note 3)                     22,713       22,949
   Income taxes payable                                         --          222
   -----------------------------------------------------------------------------
                                                           497,998       48,245

Shareholder's equity:
   Capital stock (note 6)                                      200          200
   Retained earnings                                        19,021       12,346
   -----------------------------------------------------------------------------
                                                            19,221       12,546

Commitments (note 7)

--------------------------------------------------------------------------------
                                                        $  517,219   $   60,791
================================================================================

See accompanying notes to financial statements.

On behalf of the Board:

/s/ Claude Turcot                          /s/ Michael Favreau
--------------------------------------    --------------------------------------
            Director                                   Director

CANADIAN DERIVATIVES
CLEARING CORPORATION
Statements of Earnings and Comprehensive Income

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars)

================================================================================
                                                   2008        2007        2006
--------------------------------------------------------------------------------

Revenues:
   Clearing fees                             $   12,576   $  13,910   $  12,989
   Membership and other income                      227         264         259
   -----------------------------------------------------------------------------
                                                 12,803      14,174      13,248

Expenses:
   Compensation and benefits (note 10)            3,606       2,473       2,451
   Occupancy                                        353         337         327
   Computer licenses and maintenance                147         249         247
   Amortization of capital assets                    85          97          91
   General and administrative (note 10)           1,552       1,586       1,530
   Telecommunications                               307         170         210
   -----------------------------------------------------------------------------
                                                  6,050       4,912       4,856

--------------------------------------------------------------------------------
Earnings before investment income
   and income taxes                               6,753       9,262       8,392

Investment income                                 2,471       1,016       1,072

--------------------------------------------------------------------------------
Earnings before income taxes                      9,224      10,278       9,464

Income taxes (note 5):
   Current                                        2,262       2,979       2,631
   Future                                           287          29        (992)
   -----------------------------------------------------------------------------
                                                  2,549       3,008       1,639

--------------------------------------------------------------------------------
Net earnings and comprehensive income        $    6,675   $   7,270   $   7,825
================================================================================

See accompanying notes to financial statements.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Statements of Retained Earnings

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars)

================================================================================
                                                    2008        2007       2006
--------------------------------------------------------------------------------

Retained earnings, beginning of year           $  12,346   $  10,913   $ 10,688

Net earnings                                       6,675       7,270      7,825

Impact of initial adoption of new accounting
   standard (note 1 (a))                              --         163         --

Dividend on common shares                             --      (6,000)    (7,600)

--------------------------------------------------------------------------------
Retained earnings, end of year                 $  19,021   $  12,346   $ 10,913
================================================================================

See accompanying notes to financial statements.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Statements of Cash Flows

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars)

====================================================================================================
                                                                    2008          2007         2006
----------------------------------------------------------------------------------------------------
Cash flows from (used in) operating activities:
   Net earnings                                              $     6,675   $     7,270   $    7,825
   Adjustments for:
      Amortization of capital assets                                  85            97           91
      Amortization of premiums (discounts) on investments              4           (17)           5
      Interest income on discount investments                        (80)         (141)        (124)
      Future income taxes                                            287            29         (992)
      Change in fair value of held-for-trading
        financial instruments                                       (242)          197           --
   Net change in non-cash operating assets
      and liabilities (note 8)                                      (187)         (498)        (274)
   -------------------------------------------------------------------------------------------------
                                                                   6,542         6,937        6,531

Cash flows from (used in) investing activities (note 8):
   Purchase of capital assets                                        (30)         (624)        (142)
   Purchase of investments                                       (15,307)      (58,542)     (71,924)
   Sale of investments                                            15,249        58,231       70,419
   -------------------------------------------------------------------------------------------------
                                                                     (88)         (935)      (1,647)

Cash flows from (used in) financing activities:
   Dividends                                                          --       (11,000)      (7,600)

----------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents               6,454        (4,998)      (2,716)

Cash and cash equivalents, beginning of year                         134         5,132        7,848

----------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                       $     6,588   $       134   $    5,132
====================================================================================================

Cash and cash equivalents are comprised of:
   Cash                                                      $       115   $       600   $      535
   Bankers' acceptances                                            6,473            --        4,597
   Treasury bills                                                     --           150           --
   Unsettled investment transactions                                  --          (616)          --

----------------------------------------------------------------------------------------------------
                                                             $     6,588   $       134   $    5,132
====================================================================================================

See accompanying notes to financial statements.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

      Canadian   Derivatives   Clearing   Corporation  (the   "Corporation")  is
      incorporated under the Canada Business Corporations Act and is wholly-owned by Bourse de Montreal Inc. ("MX") which is part of TMX Group since May 1, 2008. The Corporation is the issuer, clearing house and guarantor for options and futures contracts traded on MX.

1.    Significant accounting policies:

      These financial statements have been prepared in accordance with Canadian generally accepted accounting principles which conform to United States generally accepted accounting principles in all material respects, except as disclosed in note 13. The significant accounting policies are summarized below:

      (a)   Changes in accounting policies:

            Effective January 1, 2008, the Corporation adopted the new recommendations of the CICA Handbook Section 1535, Capital Disclosures, which establishes standards for disclosing an entity's objectives, policies and processes for managing capital, Section 3862, Financial Instruments - Disclosure, and Section 3863, Financial Instruments - Presentation.

            The adoption of these new recommendations had no significant impact on the Corporation's financial accounting policies; however, additional financial disclosure related to the nature and risks arising from financial instruments has been included in notes 11 and 12.

            On January 1, 2007, the Corporation  adopted the  recommendations of the Canadian Institute of Chartered  Accountants  ("CICA") Handbook:
            Section 1530, Comprehensive Income, Section 3251, Equity, Section 3855, Financial Instruments - Recognition and Measurement, and
            Section 3861, Financial Instruments - Disclosure and Presentation. These new Handbook Sections, which apply to fiscal years beginning on or after October 1, 2006, provide comprehensive requirements for the recognition and measurement of financial instruments. Section 1530 also establishes standards for reporting and displaying comprehensive income.

            The adoption of these new standards resulted in an increase in retained earnings as at January 1, 2007 of $163, net of income taxes, resulting from the unrealized appreciation of temporary investments.

      (b)   Cash and cash equivalents:

            Cash and cash equivalents consist of highly liquid investments having an original maturity of three months or less and are carried at their fair value with changes in fair value being recorded in earnings in the periods in which they occur. Fair value is determined based on quoted market values.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

1.    Significant accounting policies (continued):

      (c)   Temporary investments:

            Temporary investments consist of fixed income securities and are carried at fair value with changes in fair value being recorded in earnings in the periods in which they occur. Fair value is determined based on quoted market values.

      (d)   Daily   settlements  due  from  and  to  clearing   members  of  the
            Corporation:

            The amounts due from and to clearing members as a result of marking open futures positions to market and settling options transactions each day are required to be collected from or paid to clearing members prior to the commencement of trading the next day. The amounts due from clearing members are presented as an asset in the balance sheet and are not offset against amounts due to other clearing members, which are presented as a liability.

            As at December 31, 2008, the largest amount due from a clearing member was $21,063 ($10,917 in 2007), and the largest amount due to a clearing member was $18,983 ($9,251 in 2007).

      (e)   Capital assets:

            Capital assets are carried at historical cost. Amortization expense is provided over the following periods on a straight-line basis:

            ===================================================================
            Asset                                                        Period
            -------------------------------------------------------------------

            Computer development, hardware and software            3 to 5 years
            Furniture, fixtures and equipment                           5 years

            ===================================================================

            Leasehold   improvements   are  being  amortized  over  periods  not
            exceeding the term of the leases.

            Capital assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

1.    Significant accounting policies (continued):

      (f)   Revenue recognition:

            Clearing revenue is recognized on the settlement date of the related transaction.

            Investment income is recognized in the period in which it is earned.
            Realized  and  unrealized   gains  and  losses  on  investments  are
            recognized in the period during which they occur.

      (g)   Government assistance:

            Government assistance relating to operating expenses is recognized into earnings when the related expenses are incurred.

      (h)   Foreign currency translation:

            Revenue and expenses denominated in foreign currencies are translated into Canadian dollars at the exchange rate prevailing at the time of the transaction. Monetary assets and liabilities are translated into Canadian dollars at the year-end exchange rate, whereas non-monetary items are translated at the exchange rate prevailing at the time of the transaction. Gains or losses are recognized in earnings.

      (i)   Income taxes:

            The Corporation follows the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the accounting value of existing assets and liabilities and their respective tax basis. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment or substantive enactment date. Future income tax assets are recognized and, if realization is not considered "more likely than not", a valuation allowance is provided.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

1.    Significant accounting policies (continued):

      (j)   Measurement uncertainty:

            The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

            Significant areas requiring the use of management estimates relate to the provision for doubtful accounts receivable, the useful life of assets for amortization purposes and evaluation of their net recoverable amount and determination of the valuation allowance related to future income tax assets. Actual results could differ from those estimates.

2.    Temporary investments:

      =======================================================================================================================
                                                                              2008                                       2007
      -----------------------------------------------------------------------------------------------------------------------

                                          Effective yield to                         Effective interest
                                        maturity rates as at                                rates as at
                                                December 31,                  Fair         December 31,                  Fair
                                                        2008       Cost      value                 2007       Cost      value
      -----------------------------------------------------------------------------------------------------------------------
      Federal bonds:
         Maturing in less than 1 year                     --   $     --   $     --                 4.36%  $  1,893   $  1,896
         Maturing between 1 year
            and less than 3 years                       1.51%     2,778      2,887                 4.05%     1,090      1,100
         Maturing between 3 years
            and less than 10 years                      2.20%     1,893      1,968                 4.31%     2,268      2,271
      Provincial bonds:
         Maturing in less than 1 year                   1.17%       508        518                 4.78%       304        304
         Maturing between 1 year
            and less than 3 years                       1.56%     1,094      1,142                 4.14%     1,086      1,102
         Maturing between 3 years
            and less than 10 years                      2.82%     1,260      1,318                 4.30%       798        815
      Corporate bonds:
         Maturing between 1 year
            and less than 3 years                       4.56%       506        508                 4.98%       380        374
         Maturing between 3 years
            and less than 10 years                      5.21%     2,544      2,532                 5.06%     2,641      2,635

      -----------------------------------------------------------------------------------------------------------------------
                                                               $ 10,583   $ 10,873                        $ 10,460   $ 10,497
      =======================================================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

3.    Clearing fund and members' margin deposits:

      Cash deposits of clearing members are held in the name of the Corporation and are disclosed in the balance sheet under Clearing members' cash margin deposits and Clearing fund cash deposits. Government securities, letters of credit and other securities are deposited by the clearing members with approved depositories under irrevocable agreements. Clearing members may also deposit letters of credit and escrow receipts directly with the Corporation.

      Clearing fund and margin deposits held by custodians, and of which the Corporation is the beneficiary, that are not included in the balance sheets as at December 31, are as follows:

      ================================================================================================
                                                                                    2008          2007
      ------------------------------------------------------------------------------------------------
      Margin deposits:
         Government securities, at face value                                $ 3,507,158   $ 2,342,753
         Letters of credit, at face value                                        204,627       334,120
         Equity securities (to cover short positions), at market value (1)       790,239     1,207,314

      ------------------------------------------------------------------------------------------------
                                                                             $ 4,502,024   $ 3,884,187
      ================================================================================================

      Clearing fund deposits:
         Government securities, at face value                                $   201,478   $   158,698
      ================================================================================================

      (1) The market value is determined using the quotes on the market exchange on the last day of the year.

4.    Capital assets:

      ================================================================================================
                                                                                                  2008
      ------------------------------------------------------------------------------------------------

                                                                             Accumulated      Net book
                                                                     Cost   amortization         value
      ------------------------------------------------------------------------------------------------
      Computer development, hardware and software               $   2,562   $      1,936   $       626
      Leasehold improvements                                          704            628            76
      Furniture, fixtures and equipment                               203            197             6

      ------------------------------------------------------------------------------------------------
                                                                $   3,469   $      2,761   $       708
      ================================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

4.    Capital assets (continued):

      ================================================================================================
                                                                                                  2007
      ------------------------------------------------------------------------------------------------

                                                                             Accumulated      Net book
                                                                     Cost   amortization         value
      ------------------------------------------------------------------------------------------------
      Computer development, hardware and software               $   2,539   $      1,876   $       663
      Leasehold improvements                                          704            606            98
      Furniture, fixtures and equipment                               199            194             5

      ------------------------------------------------------------------------------------------------
                                                                $   3,442   $      2,676   $       766
      ================================================================================================

      As at December 31, 2008, $601 of capital assets under development were recorded for which amortization has not yet been recognized ($579 in 2007).

5.    Income taxes:

      (a)   Income taxes:

            The provision for income taxes differs from the amount determined by applying the combined federal-provincial tax rate to earnings before income taxes as set out by laws.

            The reasons and tax consequences of this difference are as follows:

            ==========================================================================================
                                                                          2008        2007        2006
            ------------------------------------------------------------------------------------------
            Earnings before income taxes                             $   9,224   $  10,278   $   9,464

            Tax rate as set out by laws                                  31.82%      33.73%      33.76%

            ------------------------------------------------------------------------------------------
            Income taxes as computed                                     2,935       3,467       3,195

            Change in valuation allowance                                   --          --      (1,030)
            Adjustment to future tax assets and liabilities for
               enacted changes in tax rates                                135           7         (20)
            Provincial tax exemption                                      (509)       (445)       (403)
            Other                                                          (12)        (21)       (103)

            ------------------------------------------------------------------------------------------
            Income taxes                                             $   2,549   $   3,008   $   1,639
            ==========================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

5.    Income taxes (continued):

      (b)   Future income taxes:

            The tax consequences arising from temporary differences resulting in significant portions of future income tax assets and liabilities are as follows:

            ========================================================================
                                                                     2008       2007
            ------------------------------------------------------------------------
            Future income tax assets:
               Goodwill                                          $    770   $    951
               Capital assets                                          34         73
               Capital losses available for carry-forward              51         51
               Other                                                  (42)        25
               ---------------------------------------------------------------------
               Future income tax assets                               813      1,100

            Valuation allowance                                       (51)       (51)

            ------------------------------------------------------------------------
            Future income tax assets, net                        $    762   $  1,049
            ========================================================================

6.    Capital stock:

      ==============================================================================
                                                                     2008       2007
      ------------------------------------------------------------------------------
      Authorized:
         150,000 common voting shares, without par value

      Issued:
         150,000 common shares                                   $    200   $    200
      ==============================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

7.    Commitments:

      The Corporation rents its premises under operating lease agreements expiring between 2012 and 2015.

      As at December 31, 2008, total minimum lease payments and minimum payments required for each of the following years under these commitments were as follows:

      ==========================================================================
                                                                           Total
      --------------------------------------------------------------------------

      2009                                                             $     324
      2010                                                                   327
      2011                                                                   332
      2012                                                                   210
      2013                                                                   120
      2014 and thereafter                                                    240

      --------------------------------------------------------------------------
      Total minimum payments                                           $   1,553
      ==========================================================================

      The lease expense was $321 in 2008 ($315 and $316 in 2007 and 2006, respectively).

8.    Supplemental cash flow information:

      ==========================================================================================
                                                                    2008        2007        2006
      ------------------------------------------------------------------------------------------
      (a) Income taxes paid                                    $   2,787   $   3,872   $   2,570
      ==========================================================================================

      (b) Net change in non-cash operating assets
          and liabilities:
             Receivables                                       $     165   $     168   $    (349)
             Daily settlements due from clearing members         (25,397)    (16,866)     15,055
             Clearing members' cash margin deposits             (424,893)      1,820      (1,271)
             Clearing fund cash deposits                             236      (8,142)    (10,802)
             Prepaid expenses                                         19          49          58
             Accounts payable, accruals and deferred revenue         (76)         73         (32)
             Income tax expenses                                    (295)       (788)         49
             Daily settlements due to clearing members            25,397      16,866     (15,055)
             Clearing members' cash margin deposits              424,893      (1,820)      1,271
             Clearing fund cash deposits                            (236)      8,142      10,802

      ------------------------------------------------------------------------------------------
                                                               $    (187)  $    (498)  $    (274)
      ==========================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

8.    Supplemental cash flow information (continued):

      ==========================================================================================
                                                                    2008        2007        2006
      ------------------------------------------------------------------------------------------
      (c) Non-cash investing activities:
             Purchase of capital assets financed through
             accounts payable                                  $      --   $       3   $     238
      ==========================================================================================

      (d) Non-cash financing activities:
             Dividend payable                                  $      --   $      --   $   5,000
      ==========================================================================================

9.    Government assistance:

      On April 9, 2001, the ministere des Finances du Quebec (the "Ministere") announced the application of tax measures to support the financial sector in the province of Quebec, including, among others, clearing houses such as the Corporation. These measures provide income tax exemption, capital tax exemption, and an exemption from employer contributions to the Health Services Fund relating to the eligible activities carried out by the Corporation for the period from October 1, 2000 to December 31, 2010. On June 12, 2003, the Ministere reduced these exemptions by 25%. These exemptions, other than the income tax exemption, totaled approximately $68 in 2008 ($59 and $63 in 2007 and 2006, respectively).

10.   Related party transactions:

      During the year ended December 31, 2008, MX provided personnel, premises and certain other services to the Corporation in the total amount of $3,765 ($2,896 and $1,299 in 2007 and 2006, respectively) recorded at the exchange amount, being the amount established and agreed to by the Corporation. These transactions were undertaken in the normal course of business. An amount of $71 payable to MX is included in accounts payable as at December 31, 2008 ($65 in 2007).

      The Corporation paid management fees to MX in the amount of $600 ($600 and $800 in 2007 and 2006, respectively).

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

11.   Financial instruments:

      Financial instruments - carrying values and fair values:

      ===================================================================================================
                                                        As at December 31, 2008   As at December 31, 2007
      ---------------------------------------------------------------------------------------------------

                                                         Carrying                  Carrying
                                                           amount    Fair value      amount    Fair value
      ---------------------------------------------------------------------------------------------------
      Financial assets
      ----------------

      Held-for-trading:
         Cash and cash equivalents                      $   6,588    $    6,588   $     134    $      134
         Temporary investments                             10,873        10,873      10,497        10,497
      Loans and receivables:
         Accounts receivable - trade                          857           857       1,022         1,022
         Daily settlements due from clearing members       49,214        49,214      23,817        23,817
         Clearing members' cash margin deposits           425,385       425,385         492           492
         Clearing fund cash deposits                       22,713        22,713      22,949        22,949

      Financial liabilities
      ---------------------

      Other financial liabilities:
         Accounts payable and accruals                        686           686         765           765
         Daily settlements due to clearing members         49,214        49,214      23,817        23,817
         Clearing members' cash margin deposits           425,385       425,385         492           492
         Clearing fund cash deposits                       22,713        22,713      22,949        22,949

      ===================================================================================================

      The Corporation has determined that the fair value of its short-term financial assets and liabilities not classified as held for trading approximates their respective carrying amounts as at the balance sheet dates because of the short-term maturity of those instruments.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

12.   Risk management

      (a)   Credit risk:

            Credit risk is the risk of financial loss to the Corporation associated with a counterparty's failure to fulfill its financial obligations, and it arises primarily from the Corporation's investment in cash and cash equivalents, temporary investments, accounts receivable and the clearing operations of the Corporation. The carrying amount of financial assets, as disclosed above, represents the Corporation's maximum credit exposure.

            (i)   Investments  in  temporary   investments  and  cash  and  cash
                  equivalents:

                  The Corporation manages its exposure to credit risk arising from investments in temporary investment by limiting total short-term investments in bonds to a maximum of 30% in
                  Schedule I Canadian chartered banks ("Bank bonds") with the balance in Federal and Provincial bonds, while limiting total medium term investments in corporate bonds to a maximum of 35% with the balance in Federal and Provincial bonds. Corporate bonds must have a minimum credit rating of R-1 by DBRS Limited. At December 31, 2008, the Corporation investment portfolio was comprised of 8% in Bank bonds, 72% in Federal and Provincial bonds, and 20% in Corporate bonds. At December 31, 2008, the Corporation did not have any investments in non-bank asset-backed commercial paper.

            (ii)  Accounts receivable:

                  The Corporation's exposure to credit risk resulting from uncollectible accounts is influenced by the individual characteristics of its customers, many of whom are banks and financial institutions. There is no concentration of credit risk attributable to transactions with a single customer. In addition, customers that fail to maintain their account in good standing risk loss of listing or trading privileges.

            (iii) Clearing operations:

                  The Corporation is exposed to the risk of default of its clearing members. The Corporation is the central counterparty and guarantor of all transactions carried out on MX's markets and on the OTC market, when the transaction is cleared through the Corporation. It primarily supports the risk of one or more counterparties, meeting strict financial and regulatory criteria, defaulting on their obligations, in which case the obligations of that counterparty would become the responsibility of the Corporation. This risk is greater if market conditions are unfavourable at the time of the default.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

12.   Risk management (continued):

      (a)   Credit risk (continued):

            (iii) Clearing operations (continued):

                  The Corporation's principal risk management practice is the collection of risk-based margin deposits in the form of cash, letters of credit, equities and liquid government securities. Should a clearing member fail to meet a daily margin call or otherwise not honour its obligations under open futures and options contracts, margin deposits would be available to apply against the costs incurred to liquidate the clearing member's positions.

                  The Corporation's margining system is complemented by a stress reporting system. This process evaluates the financial strength of a clearing member to meet margin requirements that might result from a sudden adverse change in the market. Clearing members who fail to meet the criteria are required to deposit a stress margin.

                  The Corporation also maintains a clearing fund through deposits of cash and securities from all clearing members. The aggregate level of clearing funds required from all clearing members must cover the worst loss that the Corporation could face if one counterparty is failing under various extreme but plausible market conditions. Each clearing member contributes to the clearing fund in proportion to its margin requirements. If, by a clearing member's default, further funding is necessary to complete a liquidation, the Corporation has the right to require other clearing members to contribute additional amounts equal to their previous contribution to the clearing fund.

                  The Corporation's margin collateral deposits and clearing fund deposits are held by approved depositories under irrevocable agreements. These collaterals may be accessed by the Corporation in the event of default by a clearing member. As a result of these calculations of clearing member exposure at December 31, 2008, the Corporation held margin collateral deposits of $4,502,024 and clearing fund deposits of $201,478. These amounts are not included in the Corporation's balance sheets.

            (iv)  Guarantees:

                  The Corporation has arranged a total of $30,000 in revolving standby credit facilities with a Canadian Schedule I bank to provide liquidity in the event of default by a clearing member. Borrowings under the facilities, which are required to be collateralized, bear interest based on the bank's prime rate plus 0.75%. These facilities have not been utilized since they were first established.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

12.   Risk management (continued):

      (b)   Market risk:

            Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates, commodity prices and equity prices will affect the Corporation's income or the value of its holdings of financial instruments.

            (i)   Foreign currency risk:

                  The majority of the Corporation's cash flows and financial assets and liabilities are denominated in Canadian dollars, which is the Corporation's functional and reporting currency. The Corporation's foreign currency risk is limited to a portion of revenue, cash and cash equivalents and accounts receivable denominated in US dollars. At December 31, 2008, cash and cash equivalents and accounts receivable include no amount in US dollars (December 31, 2007 - US$48), which is exposed to changes in the US/Canadian dollar exchange rate. The approximate impact of a 1% rise in the Canadian dollar compared to the US dollar on these exposed balances at December 31, 2008 will have no significant impact on net income.

            (ii)  Interest rate risk:

                  The Corporation is exposed to interest rate risk as interest rate fluctuations could have an impact on the investment income generated by the Corporation on its cash and cash equivalents and temporary investments, which, when interest bearing, bear interest at fixed rates. The Corporation has established special guidelines whereby the objectives are to preserve capital, to keep the investment portfolio liquid and to achieve reasonable returns. The special guidelines also stipulate authorized investment vehicles, the acceptable credit rating and their maximum term.

                  As at December 31, 2008, should interest rates increase or decrease by 100-basis-points, with all other parameters remaining the same, the Corporation's net earnings would have increased or decreased by $312, respectively.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

13. Reconciliation of Canadian generally accepted accounting principles to those of the United States:

      The Corporation's financial statements were prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). The principal differences between Canadian GAAP and United States generally accepted accounting principles ("United States GAAP") are presented below.

      (i)   Push-down accounting:

            United States GAAP, as applied to entities filing their financial statements with the United States Securities and Exchange Commission, require that purchase price allocations arising from business combinations be pushed down to the subsidiary level, which differs from Canadian GAAP.

            On May 1, 2008, TMX Group Inc. acquired 100% of the outstanding common shares of MX, the Corporation's parent. For United States GAAP purposes, the portion of the aggregate estimated purchase price paid by TMX Group Inc. that was allocated to the Corporation was $329,093, and this was allocated to the fair values of the Corporation's assets acquired and liabilities assumed as follows:

            ====================================================================
                                                             Net assets acquired
            --------------------------------------------------------------------

            Current assets                                           $   206,534
            Premises and equipment                                           767
            Future income tax asset                                          886
            Intagible assets                                             328,988
            Goodwill                                                      74,890
            --------------------------------------------------------------------
            Net tangible and intangible assets acquired                  612,065

            Less liabilities assumed:
               Current                                                   193,382
               Future income tax                                          89,590
               -----------------------------------------------------------------
                                                                         282,972

            --------------------------------------------------------------------
            Total net assets acquired                                $   329,093
            ====================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

13. Reconciliation of Canadian generally accepted accounting principles to those of the United States (continued):

      (i)   Push-down accounting (continued):

            Details of the goodwill and intangible assets created as part of the acquisition and relating to the Corporation are as follows:

            ====================================================================
            Asset                                 Amortization period     Amount
            --------------------------------------------------------------------

            Goodwill                                              n/a  $  74,890

            Indefinite life intangible assets:
               Derivative products                      Not amortized    285,355
               Trade names                              Not amortized      6,925

            Definite life intangible assets:
               Trading participants                          30 years     36,182
               Open interest                                 6 months        526

            --------------------------------------------------------------------
            Total goodwill and intangible assets                       $ 403,878
            ====================================================================

            The principal adjustments, taking into account the allocation of the purchase price, were:

            (a)   an increase in intangible assets of $328,988;

            (b)   an increase in future tax liability of $89,590;

            (c)   an increase in goodwill of $74,890;

            (d)   an increase in contributed surplus of $314,288.

            Under United States GAAP, during the year ended December 31, 2008, the Corporation has recognized an increase in amortization expense on intangibles of $1,330 and an increase in future income tax recovery of $357 related to the acquisition.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

13. Reconciliation of Canadian generally accepted accounting principles to those of the United States (continued):

      (ii)  Investments:

            United States GAAP require securities to be classified as either held for trading, held to maturity or available for sale. Until December 31, 2006, the Corporation had classified all investments as available for sale under United States GAAP, which are carried on the balance sheet at their fair value. Other-than-temporary declines in the fair value of available-for-sale securities are recognized in United States GAAP earnings based on market values; declines in fair values are generally presumed to be other than temporary if they have persisted over several quarters. The unrealized gains and losses on available-for-sale securities, net of related income taxes, are recorded in other comprehensive income until realized.

            Beginning January 1, 2007, and in order to harmonize the United States GAAP treatment of investments with the then new Canadian accounting standards for financial instruments, the Corporation has classified all new investments as being held for trading, which are carried on the balance sheet at fair value with changes in fair value being recorded in earnings in the periods in which they occur. Fair value is determined on quoted market values. There are no differences between Canadian GAAP and United States GAAP for the Corporation's held-for-trading securities for 2007 and 2008.

            As at December 31, 2008, the unrealized gain on securities classified as available for sale up to December 31, 2006 totals $13 (unrealized loss of $14 in 2007 and unrealized gain of $233 in 2006), and the related increase in future income tax liabilities is $3 (a decrease of $4 in 2007, an increase of $69 in 2006). This loss will be recorded in earnings, restated under United States GAAP, when it will be realized.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

13. Reconciliation of Canadian generally accepted accounting principles to those of the United States (continued):

      The use of United States GAAP would have had the following effects on net earnings:

      ===========================================================================================
                                                                         2008      2007      2006
      -------------------------------------------------------------------------------------------
      Net earnings in accordance with Canadian GAAP                  $  6,675   $ 7,270   $ 7,825
      Amortization of intangibles following push-down basis of
        accounting (i)                                                 (1,330)       --        --
      Unrealized (gain) loss on available-for-sale securities (ii)        (27)      247        --
      Future income taxes                                                 364       (73)       --

      -------------------------------------------------------------------------------------------
      Net earnings in accordance with United States GAAP             $  5,682   $ 7,444   $ 7,825
      ===========================================================================================

      The use of United States GAAP would have had the following cumulative effects on the shareholder's equity as reported:

      ===========================================================================================
                                                                  2008                       2007
                                                Canada   United States     Canada   United States
      -------------------------------------------------------------------------------------------
      Capital stock                           $    200   $         200   $    200   $         200
      Contributed surplus (i)                       --         314,288         --              --
      Retained earnings                         19,021          18,038     12,346          12,356

      Accumulated other comprehensive
         income (loss)                              --              10         --             (10)

      ===========================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2008, 2007 and 2006
(in thousands of dollars, except the number of shares)

================================================================================

13. Reconciliation of Canadian generally accepted accounting principles to those of the United States (continued):

      Comprehensive  income:

      The use of United States GAAP would have had the following effects on the other comprehensive income:

      =========================================================================
                                                       2008      2007      2006
      -------------------------------------------------------------------------

      Net earnings, restated in accordance with
         United States GAAP                         $ 5,682   $ 7,444   $ 7,825

      Gain (loss) on available-for-sale securities       27      (247)      (24)
      Future income taxes                                (7)       73         9

      -------------------------------------------------------------------------
      Other comprehensive income (loss)                  20      (174)      (15)

      -------------------------------------------------------------------------
      Comprehensive income in accordance with
         United States GAAP                         $ 5,702   $ 7,270   $ 7,810
      =========================================================================

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-20 and has duly caused this Post-Effective Amendment No. 31 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec on March 23, 2009.

                                Canadian Derivatives Clearing Corporation


                                   By: /s/ Alain Miquelon
                                      ----------------------------------------
                                   Alain Miquelon
                                   Executive Vice President and Chief Clearing
                                   Officer

      Pursuant to the requirements of the Securities Act of 1933, the Authorized Representative has duly caused this Post-Effective Amendment No. 31 to the registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Corporation in the United States, on March 23, 2009.

                                    Canadian Derivatives Clearing Corporation
                                    (U.S.A.) Inc.


                                        By: /s/ Alain Miquelon
                                           -------------------------------------
                                        Alain Miquelon
                                        President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 31 to the registration statement has been signed by the following persons in the capacities listed on March 23, 2009.

                     Signature                                            Title
-----------------------------------------------------  ---------------------------------------------------
/s/ Alain Miquelon                                     Executive Vice President, Chief Clearing Officer,
--------------------------------------------           Treasurer and Director
Alain Miquelon                                         (principal executive officer)
                                                       (principal financial officer)
                                                       (principal accounting officer)


/s/ Stephen J. Elgee                                   Chairman, Board of Directors
--------------------------------------------
Stephen J. Elgee


/s/ Luc Bertrand                                       Director
--------------------------------------------
Luc Bertrand


/s/ Claude Turcot                                      Director
--------------------------------------------
Claude Turcot


/s/ Maire-Claire Beaulieu                              Director
--------------------------------------------
Marie-Claude Beaulieu


/s/ Peter Copestake                                    Director
--------------------------------------------
Peter Copestake


/s/ Thomas A. Koet                                     Director
--------------------------------------------
Thomas A. Kloet

                                LIST OF EXHIBITS

Exhibit        Description
-------        -----------

   5           Opinion and Consent of the General Counsel of the Corporation

   23          Consent of KPMG LLP